EXHIBIT 99.1

Pliant Corporate Credit Rating Lowered To `CC' From `CCC+'; On Watch Negative

  Primary Credit Analyst:

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  Liley Mehta, New York (1) 212-438-1263;         Publication date: 23-Nov-05, 09:05:56 EST
  liley_mehta@standardandpoors.com                             Reprinted from RatingsDirect

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NEW YORK (Standard & Poor's) Nov. 23,  2005--Standard  & Poor's Ratings Services
said today that it lowered its corporate credit rating on Pliant Corp. to `CC' from `CCC+' and placed all ratings on CreditWatch with negative implications.

Other ratings were also lowered. The rating actions follow the company's announcement that it currently does not expect to make its $20.8 million interest payment due on Dec. 1, 2005, on its $314 million 13% senior subordinated notes maturing in 2010. The company also indicated that it has entered into discussions regarding a possible debt for equity conversion with an ad hoc committee of the 13% subordinated noteholders.

If Pliant does not make the interest payment by the end of a 30-day grace period on Dec. 31, 2005, then the company will be in default under the 13% subordinated notes indenture, which would allow the noteholders to accelerate the maturity and would result in an event of default under the company's new $140 million revolving credit facility. Acceleration of the subordinated notes would also result in an event of default under the 11 1/8% senior secured discount notes due 2009 and the 11 5/8% senior secured second-lien notes due 2009. Pliant does not expect the noteholders to accelerate the subordinated notes as long as its discussions are continuing.

The company stated that if it is unable to successfully conclude a transaction with the subordinated noteholders on a timely basis or does not have sufficient liquidity to fund ongoing operations, then it could seek protection afforded by Chapter 11 of the United States Bankruptcy Code and pursue a plan of reorganization.

Standard & Poor's will monitor developments and resolve the CreditWatch depending on the course of events.

"If the company successfully completes a debt for equity exchange with the 13% subordinated noteholders, ratings on the subordinated debt would be lowered to `D' and the corporate credit rating would be lowered to `SD' (selective default)," said Standard & Poor's credit analyst Liley Mehta. "SD' is assigned when an issuer can be expected to default selectively and will continue to pay certain issues or classes of obligations while not paying others. If Pliant is not able to reach agreement with the subordinated noteholders or elects to file for bankruptcy protection, the corporate credit rating and other issue ratings would be lowered to `D'."


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Pliant's weak financial performance has deteriorated further owing to additional raw-material cost increases following Hurricanes Katrina and Rita.

As a result of its distressed liquidity position and onerous debt burden, Pliant retained Jefferies & Co. in September 2005 to advise the company on its financial options and consider a number of restructuring options. In November 2005, the company completed a new $140 million revolving credit facility maturing in May 2007 and had about $22 million in availability under the credit facility as of Nov. 21, 2005.

With annual revenues of about $1 billion, Schaumburg, Ill.-based Pliant is a domestic producer of extruded film and flexible-packaging products for food, personal care, medical, industrial, and agricultural markets.

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.